SHAREHOLDER SERVICES AGREEMENT




                                   Dated as of



BISYS Fund Services Limited Partnership
3435 Stelzer Road
Columbus, Ohio 43219-3035


Ladies and Gentlemen:

      We wish to enter into an Agreement with you, in your capacity as principal underwriter of the Class A and Class C shares of the Centura Money Market Fund (the "Fund"), a series of Centura Funds, Inc. (the "Company"), an open-end investment company registered under the Investment Company Act of 1940 (the "Act"). The terms and conditions of this Agreement are as follows:

      1. We shall provide shareholder and administrative services for shareholders of the Fund who are also our clients ("clients"), which services may include, without limitation and to the extent we are permitted by applicable statute, rule or regulation: (a) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as requested from time to time by the Company; (b) assisting in processing purchase and redemption transactions; (c) arranging for the wiring of funds; (d) transmitting and receiving funds in connection with client orders to purchase or redeem Fund shares; (e) verifying and guaranteeing client signatures in connection with redemption orders, transfers among and changes in client-designated accounts;
(f) providing periodic statements showing a client's account balances and, to the extent practicable, integrating such information with other client transactions otherwise effected with or through us; (g) furnishing (either separately or on an integrated basis with other reports sent to a client by us) periodic and annual statements and confirmations of all purchases and redemptions of Fund shares in a client's account; (h) transmitting proxy statements, annual reports, and updating prospectuses and other communications from the Company to clients; and (i) such other services as the Company or a client reasonably may request. We shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in our business, or all or any personnel employed by us) as is necessary or beneficial for providing information and services to shareholders of the Company.

      2. Neither we nor any of our employees or agents shall be authorized to make any representation concerning shares of the Fund except those contained in the then current Prospectus for the Fund, copies of which will be supplied by you to us; and we shall have no authority to act as agent for the Company.

      3. In consideration of the services and facilities described herein, we shall be entitled to receive from you fees to be paid periodically (but in no event less frequently than semiannually) as set forth in Exhibit A attached hereto; provided that such fees shall not exceed during any period the amount payable at an annual rate of .25% of the average daily net assets of the Fund represented by Class A and Class C shares owned by clients with whom we maintain a servicing relationship.

            It is agreed that we may impose certain conditions on clients, in addition to or different from those imposed by the Company, such as requiring a minimum initial investment or charging clients direct fees for the same or similar services as are provided hereunder by us as agent (which fees either may relate specifically to our services with respect to the Company or generally over services not limited to those with respect to the Company). We shall bill clients directly for such fees. In the event we charge clients such fees, to the extent permissible by applicable statues, rules and regulations, we shall make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to clients both of any direct fees charged to clients and of the fees received or to be received by us from the Company pursuant to this Agreement. It is understood, however, that in no event shall we have recourse or access to the account of any shareholder of the Fund except to the extent expressly authorized by law or by such shareholder, or to any assets of the Company, for payment of any direct fees referred to in this Agreement.

      4. To the extent requested by you from time to time, we agree that we will provide the Treasurer of the Company with a written report of the amounts expended by us and the purposes for which such expenditures were made. Such written reports shall be in a form satisfactory to you and the Company and shall supply all information necessary for the Company to discharge its responsibilities under applicable laws and regulations.

      5. We shall maintain records in a form acceptable to you and in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission including, but not limited to, the record-keeping requirements of Section 31(a) of the Act and the rules thereunder. Such records shall be deemed to be the property of the Company and will be made available, at the Company's request, for inspection and use by the Company, representatives of the Company and governmental bodies. We agreed that, for so long as we retain any records of the Company, we will meet all reporting requirements pursuant to the Act with respect to such records.

      6. We shall maintain accurate and complete records with respect to services performed by us in connection with the purchase and redemption of shares. Such records shall be maintained in a form satisfactory to you and in compliance with the requirements of Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, as amended, pursuant to which any dealer of the shares must maintain certain records. All such records maintained by us shall be the property of such dealer and will be made available for inspection and use by you or such dealer upon the request of either. We shall file, and furnish to you and any such dealer, copies of all reports and undertakings required by the Securities and Exchange Commission pertaining to the above transactions in compliance with the said rules. If so requested by any such dealer, we shall confirm to such dealer its obligations under this paragraph by a writing reasonably satisfactory to such dealer. The Company shall specify to us, as we shall periodically review with the Company, the records to be maintained and the procedures to be followed by us in complying with this paragraph.

      7. You agree to indemnify, defend and hold us (including our officers, directors, employees and agents and any person who controls us) free and harmless from and against any and all claims, demands, liabilities and expenses ( including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which we may incur under the Securities Act of 1933, as amended, or under common law or otherwise, arising out of or based upon (i) any breach of any representation, warranty or covenant made by you herein, (ii) any failure by you to perform your obligations as set forth herein, or (iii) any untrue statement, or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus of the Fund, or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in any such Registration Statement or Prospectus, or necessary to make any statement in such Registration Statement or Prospectus not misleading.

            In any case in which you may be asked to indemnify or hold us harmless, you shall be advised of all pertinent facts concerning the situation in question and we shall use reasonable care to identify and notify you promptly concerning any situation which presents or appears likely to present a claim for indemnification against you. You shall have the option to defend us against any Claim which may be the subject of indemnification hereunder. In the event that you elect to defend against such Claim, the defense shall be conducted by counsel chosen by you and satisfactory to us. We may retain additional counsel at our expense. Except with your prior written consent, we shall not confess any Claim or make any compromise in any case in which you will be asked to indemnify us.

      8. We agree to indemnify, defend and hold you and the Company (including officers, directors, employees and agents and any person who controls you or the Company) free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which you or the Company may incur under the Securities Act of 1933, as amended, or under common law or otherwise, arising out of or based upon (i) any breach of any representation, warranty or covenant made by us herein, or
(ii) any failure by us to perform our obligations as set forth herein.

            In any case in which we may be asked to indemnify or hold you or the Company harmless, we shall be advised of all pertinent facts concerning the situation in question and you shall use reasonable care to identify and notify us promptly concerning any situation which presents or appears likely to present a claim for indemnification against us. We shall have the option to defend you or the Company against any Claim which may be the subject of indemnification hereunder. In the event that we elect to defend against such Claim, the defense shall be conducted by counsel chosen by us and satisfactory to you and the Company . You and the Company may retain additional counsel at your expense. Except with our prior written consent, neither you nor the Company shall confess any Claim or make any compromise in any case in which we will be asked to provide indemnification. The indemnities granted by the parties in this Agreement shall survive the termination of this Agreement.

      9. This Agreement may be terminated by the Company without the payment of any penalty, at any time upon not more than 60 days' nor less than 30 days' notice, by a vote of a majority of the Board of Directors who are not "interested persons" of the Company (as defined in the Act) or by "a vote of a majority of the outstanding voting securities" (as defined in the Act) of the Company. In addition, either of us may terminate this Agreement upon not more than 60 days' nor less than 30 days' notice. Notwithstanding anything herein to the contrary, this Agreement may not be assigned and shall terminate automatically without notice to either party upon any assignment. Upon termination hereof, you shall pay such compensation as may be due us as of the date of such termination.

      10. Our appointment as shareholder servicing agent hereunder is nonexclusive, and the parties hereto recognize and agree that, from time to time, you or the Company may enter into other shareholder servicing agreements, in writing, with other financial institutions.

      11. This Agreement may be changed or amended only by written instrument signed by both parties.

      12. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                                Very truly yours,



                              By:____________________________
                                      Name:
                                     Title:


Accepted:

BISYS FUND SERVICES LIMITED PARTNERSHIP
By:  BISYS Fund Services, Inc.
             General Partner





By:  ______________________

                                    EXHIBIT A
                                       to
                         SHAREHOLDER SERVICES AGREEMENT


      In compensation for the services provided pursuant to this Agreement, the service organization executing this Agreement shall be paid a monthly fee computed at the annual rate indicated below based on the average aggregate net asset value of each Class of the Fund below.


                  Fund                                Rate

            Centura Money Market Fund
              Class A and Class C                           0.25%